Exhibit 3.54

The Indiana Secretary of State filing office certifies that this copy is on file in this office.

Indiana Secretary of State

Packet: LP97120028

Filing Date; 03/15/2013

Effective Date: 03/15/2013

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

The original Certificate of Limited Partnership for American Partners, L.P. (the ‘’Partnership”) filed on December 5, 1997, as amended and restated on June 23,1999, which was amended on August 24, 2006, is hereby amended and restated in its entirety pursuant to Indiana Code § 23-16-3-11. Upon the filing of this Amended and Restated Certificate of Limited Partnership, the general partners of the Partnership shall be as indicated below. The undersigned, being the general partners of the Partnership, do hereby give notice of and do hereby certify as to the following limited partnership created and existing under the laws of the State of Indiana.

1.	Name:	American Partners, L.P.

2.	Address of office:	Corp Tax Dept. 70428
7075 Flying Cloud Dr.
Eden Prairie, MN 55344

3.	Name and address of	C T Corporation System
	agent for purposes of	251 E. Ohio St., Suite 1100
	service of process:	Indianapolis, IN 46204

4.	Name and address of	Acme Markets, Inc.
	general partners:	250 Parkcenter Blvd.
Boise, ID 83706

American Drug Stores LLC
250 Parkcenter Blvd.
Boise, ID 83706

5.	Latest date the
Partnership will
	dissolve:	December 5, 2096

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 15th day of March, 2013. This Certificate was duly executed and filed pursuant to Indiana Code § 23- 16-3-11.

Acme Markets, Inc.		American Drug Stores LLC

By:	/s/ Todd N. Sheldon	By:	/s/ Todd N. Sheldon
	Todd N. Sheldon, Vice President		Todd N. Sheldon, Vice President

Page 2 of 4	Certification Number: 2014061934604